Exhibit 99.1

PRESS RELEASE

Sonic Foundry Reports First Quarter 2010 Results

MADISON, Wis. – January 28, 2010 – Sonic Foundry, Inc. (NASDAQ: SOFO), the recognized market leader for rich media webcasting and knowledge management, today announced financial results for its fiscal 2010 first quarter. Results include:

•	Revenues of $4.5 million, up 12 percent from fiscal Q1 2009 revenues of $4.0 million
•	Service revenues of $2.5 million, up 14 percent from Q1 2009
•	Billings total $4.3 million compared to $4.0 million in the first quarter of 2009
•	GAAP net loss of $320 thousand or $(0.09) per diluted share compared to revised loss of $1.3 million or $(0.36) per diluted share in the first quarter of 2009
•	Non-GAAP net loss of $435 thousand or $(0.12) per diluted share compared to non-GAAP net loss of $936 thousand or $(0.26) per diluted share in the first quarter of 2009
•	Deferred revenue balance of $5.0 million at December 31, 2009 compared to $4.6 million at December 31, 2008
•
Operating expenses total $3.7 million, down 14 percent from $4.3 million during the first quarter of fiscal 2009 due to continuation of the company’s cost reduction initiatives and stock compensation adjustments

Non-GAAP net income primarily excludes all non-cash related expenses of stock compensation, depreciation, amortization, provision for income taxes and the cash impact of billings not recognized as revenue. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release. Per share numbers have been adjusted for the 10 for 1 reverse stock split which occurred in November 2009.

Revenues for the first quarter of fiscal 2010 increased $493 thousand, a 12 percent increase from the first quarter of 2009. The positive performance combined with continued cost controls led to a reduction of approximately $1 million in net loss from $1.3 million in the first quarter 2009 to a net loss of $320 thousand in the first quarter 2010. The company realized quarter over quarter EPS improvement for the seventh consecutive quarter, from an EPS loss of $(0.36) per diluted share in the first quarter 2009 to $(0.09) per diluted share in the first quarter 2010.

The company increased the balance of unearned revenue by $437 thousand or 9 percent year over year to its current level of $5.0 million at December 31, 2009. Of the unearned revenue balance, the company expects to realize $2.0 million in the upcoming quarter. Total gross margin remained essentially steady at 77 percent for the first quarter of fiscal 2010 versus 78 percent in Q1 2009.

Total service revenue was $2.5 million, an increase of 14 percent from Q1 2009. Revenue from service contracts is recognized over the life of the contract. Service revenue includes Mediasite customer support contracts as well as training, installation, rental, event and content hosting services. Outsourced webcasting services for training events resulted in $320 thousand or 7 percent of total billings for the quarter. Sonic Foundry Event Services customers continue to be corporate meeting planners, communication executives or training directors planning either large, multi-room, multi-day events or high-profile live events such as press conferences or product launches.

Billings to higher education customers totaled 56 percent of total billings for the first quarter, a decrease from 61 percent in the first quarter of 2009. As previously reported, corporate sector sales appear to be recovering from the recession. Billings to corporate customers increased from 28 percent in Q1 2009 to 34 percent for the first quarter of fiscal 2010. Meanwhile, international sales remained strong, accounting for approximately 22 percent of the quarter’s billings.

“We continued to make strides across the board this quarter, with growth year over year in what is typically our slowest seasonal period,” said Rimas Buinevicius, chairman and CEO of Sonic Foundry. “Our expectations remain high for the remainder of the year as we see further momentum towards some of the largest sales in the company’s history. The education and training markets appear to be seeking the type of streamlined and scalable solution that Sonic Foundry offers. It is our belief that today’s total online video deployments are merely scratching the surface of what will ultimately be a ubiquitous form of communication, one that will change the way we attain knowledge and education.”

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its fiscal 2010 first quarter results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com/q1. An archive of the webcast will be available for 30 days.

EXPLANATION OF NON-GAAP MEASURES
To supplement our financial results presented on a GAAP basis, we use a measure of non-GAAP net income or loss in our financial presentation, which excludes certain non-cash costs and includes certain cash billings not recognized as revenue for GAAP purposes. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Our non-GAAP financial measures reflect adjustments based on the following items:

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Billings not recorded as revenue: We have included the cash effect of billings not recorded as revenue, which are deferred for GAAP purposes, in arriving at non-GAAP net income or loss. Our services are typically billed and collected in advance of providing the service which requires minimal cost to perform in the future. Billings are a better indicator of customer activity and cash flow than revenue is, in management’s opinion, and is therefore used by management as a key operational indicator.

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Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our non-GAAP net income or loss. Amortization of intangible assets expense varies in amount and frequency and it is significantly affected by the timing and size of our acquisitions. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well.

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Non-cash provision for income taxes: We have excluded the impact of the provision for income taxes from our non-GAAP net income or loss. The provision for income taxes is associated with the difference in treatment of goodwill which is not expensed for GAAP purposes but is amortized over a fifteen year life for Federal income tax purposes. The result is a non-cash expense and liability that will never be paid.

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Stock-based compensation expenses: We maintain an employee qualified stock option plan under which we grant options to acquire common stock to eligible employees. We also maintain an employee stock purchase plan under which common stock may be issued to eligible employees at a reduced price. Stock-based compensation expenses are recorded for these plans in accordance with Statement of Financial Accounting Standard No. 123R, Share-Based Payment – an Amendment of FASB Statement Nos. 123 and 95. Stock-based compensation expense is a non-cash expense. As a result, we have excluded the effect of stock-based compensation expenses from our non-GAAP net income or loss.

About Sonic Foundry®, Inc.
Sonic Foundry (NASDAQ: SOFO, www.sonicfoundry.com) is the global leader for rich media webcasting and knowledge management, providing enterprise communication solutions for more than 1,600 customers in education, business and government. Powered by Mediasite, the patented webcasting platform which automates the capture, management, delivery and search of lectures, online training and briefings, Sonic Foundry empowers people to transform the way they communicate. Through the Mediasite platform and its Events Services group, the company helps customers connect a dynamic, evolving world of shared knowledge and envisions a future where learners and workers around the globe use webcasting to bridge time and distance, accelerate research and improve performance.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

For investor inquiries: investor@sonicfoundry.com
For media relations: tammyk@sonicfoundry.com

Sonic Foundry, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	(Unaudited) December 31, 2009	September 30, 2009
Assets
Current assets:
Cash and cash equivalents	$2,366	$2,598
Accounts receivable, net of allowance of $105 and $105	3,516	3,741
Inventories	307	440
Prepaid expenses and other current assets	278	472
Total current assets	6,467	7,251
Property and equipment:
Leasehold improvements	980	980
Computer equipment	2,565	2,545
Furniture and fixtures	461	461
Total property and equipment	4,006	3,986
Less accumulated depreciation	2,803	2,670
Net property and equipment	1,203	1,316
Other assets:
Goodwill	7,576	7,576
Other intangibles, net of amortization of $41 and $35	24	30
Total assets	$15,270	$16,173

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$300	$300
Accounts payable	739	636
Accrued liabilities	716	1,047
Unearned revenue	5,041	5,272
Current portion of notes payable	323	316
Current portion of capital lease obligations	14	24
Total current liabilities	7,133	7,595

Long-term portion of notes payable	475	557
Other liabilities	148	170
Deferred tax liability	1,310	1,250
Total liabilities	9,066	9,572

Stockholders' equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued and outstanding	—	—
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 10,000,000 shares; 3,619,638 and 3,619,638 shares issued and 3,606,922 and 3,606,922 shares outstanding	362	362
Additional paid-in capital	184,913	184,990
Accumulated deficit	(178,876)	(178,556)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders' equity	6,204	6,601
Total liabilities and stockholders' equity	$15,270	$16,173

Sonic Foundry, Inc.
Consolidated Statements of Operations
(in thousands, except for share and per share data)
(Unaudited)

	Three Months Ended December 31,
	2009	Revised 2008

Revenue:
Product	$1,928	$1,744
Services	2,548	2,236
Other	26	29
Total revenue	4,502	4,009

Cost of revenue:
Product	830	766
Services	190	125
Total cost of revenue	1,020	891
Gross margin	3,482	3,118

Operating expenses:
Selling and marketing	2,218	2,663
General and administrative	803	783
Product development	711	903
Total operating	3,732	4,349
Loss from operations	(250)	(1,231)

Other expense, net	(10)	(9)
Loss before income taxes	(260)	(1,240)
Provision for income taxes	(60)	(36)

Net loss	$(320)	$(1,276)

Net loss per common share:
– basic and diluted	$(0.09)	$(0.36)

Weighted average common shares – basic and diluted	3,606,922	3,560,788

Non-GAAP Consolidated Statements of Operations
(in thousands)

	Three Months Ended December 31, 2009			Revised Three Months Ended December 31, 2008
	GAAP	Adj(1)	Non- GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$4,502	$(231)	$4,271	$4,009	$(57)	$3,952

Cost of revenue	1,020	—	1,020	891	—	891

Total Operating expenses	3,732	(56)	3,676	4,349	(365)	3,984

Loss from operations	(250)	(175)	(425)	(1,231)	308	(923)

Other income	(10)	—	(10)	(9)	—	(9)
Provision for income taxes	(60)	60	—	(36)	36	—

Net loss	$(320)	$(115)	$(435)	$(1,276)	$344	$(932)

Diluted net loss per common share	$(0.09)	$(0.03)	$(0.12)	$(0.36)	$0.10	$(0.26)

(1)Adjustments consist of the following:

Billings		$(231)			$(57)
Depreciation (in G&A)		133			160
Non-cash tax provision		60			36
Stock-based compensation(2)		(77)			205

Total non-GAAP adjustments		$(115)			$344

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing		$(51)			$132
General and administrative		(5)			18
Product development		(21)			55

Total stock-based compensation		$(77)			$205